Exhibit 99.1

Glacier Bancorp, Inc. Appoints New Director

          KALISPELL, Mont., Dec. 28 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc.’s (Nasdaq: GBCI) Board of Directors, at their regular monthly meeting on December 28, 2005, appointed Craig A. Langel, CPA, CVA as a Director of the Company.

          Mr. Langel has served the accounting profession for 32 years and is both a Certified Public Accountant and a Certified Valuation Analyst.  He is president and majority shareholder of Langel & Associates, P.C., a consulting and tax services firm with clients throughout the United States.  Through the auspices of Western CPE and the University of Montana, Mr. Langel also teaches continuing education courses for Certified Public Accountants, including annual tax updates, tax planning, valuation issues, and business advisory services.

          In addition, Mr. Langel is the owner and CEO of CLC Restaurants, Inc., which owns and operates Taco Bell and KFC restaurants in Montana, Idaho, and Washington.  Concurrently, he is serving a two-year term as President of FRANMAC, the national organization of Taco Bell franchisees.

          Mr. Langel has long been active in various Missoula-area charitable organizations, including serving as President of Missoula Children’s Theatre Board of Directors for several years.  Mr. Langel is also active in the Boy’s and Girl’s Club organization on a local and national level.

          Glacier Bancorp, Inc. is the parent company for nine community banks, including Glacier Bank, Kalispell; Glacier Bank, Whitefish; First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; and Western Security Bank, Billings, all located in Montana; as well as Mountain West Bank, Coeur d’Alene, with operations in Idaho, Utah and Washington; First National Bank-West, Evanston, operating in Wyoming; and Citizens Community Bank, Pocatello, operating in Idaho.

SOURCE  Glacier Bancorp, Inc.
          -0-                                                                                12/28/2005
          /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./
          /First Call Analyst: /
          /FCMN Contact: /
          (GBCI)